Exhibit 99.1
[Spartech Corporation Logo]




Company Contacts:
Bradley B. Buechler                Randy C. Martin
Chairman, President and            Executive Vice President
Chief Executive Officer            Corporate Development and CFO
(314) 721-4242                     (314) 721-4242


For Immediate Release
Wednesday, September 1, 2004


                    SPARTECH CORPORATION ANNOUNCES AGREEMENT

                       TO PURCHASE THREE DIVISIONS OF VPI


     St. Louis, Missouri, September 1, 2004 -- Spartech Corporation (NYSE:SEH) announced today that it has entered into an agreement to acquire substantially all of the assets of three divisions of VPI, based in Sheboygan, WI. The operations being acquired include (1) The Sheet Products Division, a two plant custom extruded sheet manufacturer serving the growing graphic arts, medical packaging, and specialty retail markets; (2) The Contract Manufacturing Division, a one plant provider of non-carpet flooring and sound barrier products to the transportation industry; and (3) The Film and Converting Division, also a one plant operation, which calenders, prints and laminates products for distribution to various markets including the Medical and Recreation & Leisure industries.

     Spartech's Chairman, President and CEO, Bradley B. Buechler stated, "We are very enthusiastic about adding VPI's unique product offerings and strong operating personnel to our growing Spartech team. Sales within the three divisions being acquired are currently running at an annual rate of approximately $110 million ...while operating at a combined capacity utilization rate of less than 65%. This available capacity will allow us flexibility in serving our current customers, while also giving us more room for volume expansion. Additional benefits from the combination of VPI's three divisions with our Spartech Plastics and Spartech Polycom operations include: (A) The broadening of our technical and marketing knowledge which should enable us to better serve certain markets in which we have a limited position in today, namely the growing medical and graphic arts industries; (B) The enhancement of our supply chain management position for select raw materials; and (C) The addition of several new specialty product offerings for markets we currently serve. These benefits, along with certain cost savings anticipated from the integration of our combined production and sales efforts, will offer new opportunities for us to add value to all Spartech customers and shareholders."

                                      more


Spartech Announces Agreement To Purchase Three Divisions of VPI
Add One


     VPI President Greg Mickelson stated, "We are pleased to have found, in Spartech, a company that is such a good match for the future needs of these divisions, their employees and their customers."

     Mr. Buechler further stated, "The cash price for this acquisition is approximately $83.5 million which will be financed from the proceeds of a $150 million private placement of unsecured notes at 5.54%. We have received commitment from the seven insurance companies participating in the transaction to fund the notes on or before September 15, 2004. Current plans call for the acquisition to close on October 1, 2004, subject to customary consents and approvals. VPI's Sheet Products Division will become part of our Custom Sheet & Rollstock Group, while their Contract Manufacturing and Film & Converting Divisions will be integrated into our Color & Specialty Compounds Segment. We expect to retain practically all of the personnel in these three divisions following the completion of the transaction and look forward to a smooth integration as VPI becomes part of the Spartech `Family of Plastic Processing Companies'."

     Spartech Corporation is a leading producer of engineered thermoplastic materials, polymeric compounds, and molded & profile products, which has 48 facilities located throughout the United States, Canada, Mexico, and Europe, with annual production and sales of approximately 1.6 billion pounds and $1 billion, respectively.


Safe Harbor For Forward-Looking Statements
     Statements contained herein which are not historical facts are forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 which are intended to be covered by the safe harbors created thereby. For a summary of important facts which could cause the Company's actual results to differ materially from those included in, or inferred by, the forward-looking statements, refer to the Company's Form 10-K for the fiscal year ended November 1, 2003, which is on file with the Securities and Exchange Commission.